EXHIBIT (D) (XI) UNDER FORM N-1A

                                              EXHIBIT 10 UNDER ITEM 601/REG. S-K

                                    EXHIBIT I

                                     to the

                          Investment Advisory Contract

                        FEDERATED MARKET OPPORTUNITY FUND

      For all services rendered by Adviser hereunder, the above-named Fund of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.75% of the average daily net assets of the Fund.

      The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 0.75% applied to the daily net assets of the Fund.

      The advisory fee so accrued shall be paid to Adviser daily.

      Witness the due execution hereof this 29th day of November, 2000.

                                    FEDERATED INVESTMENT MANAGEMENT COMPANY

                                    By: /S/ G. ANDREW BONNEWELL
                                       ---------------------------
                                    Name:  G. Andrew Bonnewell
                                    Title:  Vice President

                                    FEDERATED EQUITY FUNDS

                                    By:  /S/ J. CHRISTOPHER DONAHUE
                                       ---------------------------------
                                    Name:  J. Christopher Donahue
                                    Title:  Executive Vice President